Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom Letterhead]

August 10, 2012

Trimble Navigation Limited

935 Stewart Drive

Sunnyvale, California 94085

RE:	Trimble Navigation Limited
Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Trimble Navigation Limited, a California corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on the date hereof, relating to the registration by the Company of 8,900,000 shares of the Company’s common stock, no par value (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2002 Stock Plan (the “Stock Plan”) and 4,000,000 shares of Common Stock (such shares together with the 8,900,000 shares of Common Stock, the “Shares”), issuable pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan (such plan together with the Stock Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement to be filed with the Commission on the date hereof under the Act relating to the sale of the Shares; (ii) a specimen certificate representing the

Trimble Navigation Limited

August 10, 2012

Common Stock; (iii) the Articles of Incorporation of the Company, and all amendments thereto, as certified by James A. Kirkland, Vice President and General Counsel of the Company; (iv) the Amended and Restated Bylaws of the Company, as certified by James A. Kirkland, Vice President and General Counsel of the Company; (v) the Plans; and (vi) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth below is limited to the corporate laws of the State of California that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (including applicable provisions of the California constitution and reported judicial interpretations interpreting California corporate laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, those required under such law (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein stated. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that

Trimble Navigation Limited

August 10, 2012

when (a) the Registration Statement becomes effective under the Act, and (b) the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the Shares in the books and records of the Company, and an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, in each case, against payment for the Shares in accordance with the Plans and the Award Agreements (as defined below), the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion we have assumed that each award agreement under which options are granted or awards of Shares are made pursuant to the Plans (collectively, the “Award Agreements”) is consistent with the applicable Plan and has been duly authorized, validly executed and delivered by the parties thereto.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP